Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 8, 2014, relating to the audited financial statements of Eastside Distilling, LLC for the years ended December 31, 2013 and 2012, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

February 11, 2015